Exhibit 99.1

FINANCIAL STATEMENTS

OF

THE UNITED ILLUMINATING COMPANY

AS OF AND SEPTEMBER 30, 2015 AND DECEMBER 31, 2014 AND

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

(UNAUDITED)

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
(In Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating Revenues	$236,355	$197,215	$676,759	$581,099

Operating Expenses
Operation
Purchased power	47,041	37,962	180,858	123,771
Operation and maintenance	70,233	54,275	195,162	171,331
Transmission wholesale	30,272	25,802	67,969	65,777
Depreciation and amortization	18,030	16,151	53,714	48,537
Taxes - other than income taxes	26,401	24,685	71,179	65,429
Total Operating Expenses	191,977	158,875	568,882	474,845
Operating Income	44,378	38,340	107,877	106,254

Other Income and (Deductions), net (Note H), (Note A)	2,057	3,758	8,516	12,296

Interest Charges, net
Interest on long-term debt	10,848	10,562	31,969	31,678
Other interest, net	674	35	1,771	(299)
	11,522	10,597	33,740	31,379
Amortization of debt expense and redemption premiums	352	368	1,091	1,114
Total Interest Charges, net	11,874	10,965	34,831	32,493

Income from Equity Investments	3,408	3,492	10,284	10,398

Income Before Income Taxes	37,969	34,625	91,846	96,455

Income Taxes (Note E)	11,406	11,221	29,208	30,277

Net Income	$26,563	$23,404	$62,638	$66,178

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

ASSETS
(In Thousands)
(Unaudited)

	September 30, 2015	December 31, 2014
Current Assets
Unrestricted cash and temporary cash investments	$46,645	$96,363
Restricted cash	1,246	1,051
Utility accounts receivable less allowance of $3,400 and $2,800, respectively	122,378	103,812
Unbilled revenues	42,833	46,588
Current regulatory assets (Note A)	44,456	52,419
Materials and supplies, at average cost	6,646	5,263
Refundable taxes	1,747	3,345
Prepayments	11,953	3,751
Current portion of derivative assets (Note A), (Note K)	10,382	6,849
Intercompany receivable	12,000	15,000
Other current assets	87	70
Total Current Assets	300,373	334,511

Other Investments
Equity investment in GenConn (Note A)	110,346	114,195
Other	8,411	8,650
Total Other Investments	118,757	122,845

Net Property, Plant and Equipment (Note A)	2,043,199	1,943,054

Regulatory Assets (Note A)	438,078	430,263

Deferred Charges and Other Assets
Unamortized debt issuance expenses	5,600	5,844
Other long-term receivable	1,486	1,490
Derivative assets (Note A), (Note K)	21,134	20,421
Other	1,386	18,792
Total Deferred Charges and Other Assets	29,606	46,547

Total Assets	$2,930,013	$2,877,220

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

LIABILITIES AND CAPITALIZATION
(In Thousands)
(Unaudited)

	September 30, 2015	December 31, 2014
Current Liabilities
Accounts payable	$89,258	$117,886
Accrued liabilities	23,238	26,768
Current regulatory liabilities (Note A)	3,730	5,039
Deferred income taxes (Note E)	25,394	24,903
Interest accrued	9,943	11,485
Taxes accrued	23,959	13,799
Current portion of derivative liabilities (Note A), (Note K)	28,206	23,308
Total Current Liabilities	203,728	223,188

Deferred Income Taxes (Note E)	537,821	534,205

Regulatory Liabilities	151,762	131,325

Other Noncurrent Liabilities
Pension accrued	159,614	152,456
Other post-retirement benefits accrued	58,145	55,644
Derivative liabilities (Note A), (Note K)	74,752	61,766
Other	6,413	6,296
Total Other Noncurrent Liabilities	298,924	276,162

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt, net of unamortized discount and premium	867,960	845,460

Common Stock Equity
Common stock	1	1
Paid-in capital	704,730	704,730
Retained earnings	165,087	162,149
Net Common Stock Equity	869,818	866,880

Total Capitalization	1,737,778	1,712,340

Total Liabilities and Capitalization	$2,930,013	$2,877,220

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
(Thousands of Dollars)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash Flows From Operating Activities
Net income	$62,638	$66,178
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,805	49,651
Deferred income taxes	3,223	15,318
Pension expense	17,235	12,699
Allowance for funds used during construction (AFUDC) - equity	(4,494)	(5,614)
Undistributed (earnings) losses in equity investments	(10,284)	(10,400)
Other regulatory activity, net	15,515	24,269
Other non-cash items, net	844	(3,852)
Changes in:
Accounts receivable, net	(19,166)	(8,564)
Unbilled revenues	3,755	5,748
Prepayments	(8,202)	(9,022)
Accounts payable	(20,274)	(1,132)
Cash distribution received from GenConn	10,147	10,404
Taxes accrued and refundable	12,000	28,471
Interest accrued	(1,542)	(1,814)
Accrued liabilities	(4,116)	11,244
Accrued pension	(7,179)	(18,273)
Accrued post-employment benefits	(397)	(478)
Other assets	(3,103)	(689)
Other liabilities	714	1,668
Total Adjustments	39,481	99,634
Net Cash provided by Operating Activities	102,119	165,812

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(119,677)	(91,600)
Cash distribution from GenConn	3,981	3,927
Deposits in New England West Solution (NEEWS) (Note C)	(1,451)	(5,068)
Changes in restricted cash	(195)	395
Intercompany receivable	3,000	4,000
Net Cash (used in) Investing Activities	(114,342)	(88,346)

Cash Flows from Financing Activities
Issuance of long-term debt	50,000	-
Payment of long-term debt	(27,500)	-
Payment of common stock dividend	(59,700)	(64,200)
Equity infusion	-	45,000
Other	(295)	-
Net Cash (used in) Financing Activities	(37,495)	(19,200)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(49,718)	58,266
Balance at beginning of period	96,363	16,874
Balance at end of period	$46,645	$75,140

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$13,753	$10,099
Plant expenditures funded by deposits in NEEWS	$(20,012)	$-
Deposits in New England East West Solution (NEEWS)	$20,012	$-

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
September 30, 2015
(Thousands of Dollars)
(Unaudited)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of December 31, 2014	100	$1	$704,730	$162,149	$866,880

Net income				62,638	62,638
Cash dividends				(59,700)	(59,700)
Equity infusion from parent					-
Balance as of September 30, 2015	100	$1	$704,730	$165,087	$869,818

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

(A)  BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899. It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes.

UI is also a party to a joint venture with certain affiliates of NRG Energy, Inc. (NRG affiliates) pursuant to which UI holds 50% of the membership interests in GCE Holding LLC, whose wholly owned subsidiary, GenConn Energy LLC (collectively with GCE Holding LLC, GenConn) operates peaking generation plants in Devon, Connecticut (GenConn Devon) and Middletown, Connecticut (GenConn Middletown).

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP) and in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the Connecticut Public Utilities Regulatory Authority (PURA).

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

UI has evaluated subsequent events through the date its financial statements were available to be issued, November 10, 2015.

Proposed Merger with Iberdrola USA

On February 25, 2015, UI’s parent, UIL Holdings, announced that it had entered into a definitive merger agreement (the Agreement) with Iberdrola USA.  The merger remains subject to certain closing conditions, including the approval of the shareowners of UIL Holdings and regulatory approvals from PURA and the Massachusetts Department of Public Utilities (DPU).  All other regulatory approvals have been obtained.  Iberdrola USA and UIL Holdings made the required filings at the PURA and the DPU seeking approval of the change in control on March 25, 2015.  On July 7, 2015, in response to the issuance of a draft decision issued by PURA, UIL Holdings and Iberdrola USA filed a letter with PURA withdrawing their pending application and terminating the proceeding.  On July 31, 2015, UIL Holdings and Iberdrola USA (including its related entities) filed a new application with PURA for approval of the change in control.

On September 18, 2015, UIL Holdings, Iberdrola USA (including its related parties) and the Connecticut Office of Consumer Counsel (OCC) filed a settlement agreement with PURA that included various commitments in addition to those included in the July 31, 2015 application.  Hearings have been completed and a draft decision is expected on November 24, 2015 with a final decision currently scheduled for December 9, 2015.

On October 19, 2015, UIL Holdings and Iberdrola USA (including its related parties), the Attorney General of the Commonwealth of Massachusetts and the Massachusetts Department of Energy Resources (DOER) filed a settlement agreement with the DPU that supplements, modifies and supersedes the various commitments included in the March 25, 2015 application and August 6, 2015 updated testimony.  The filing of the settlement agreement requests that the DPU approve the settlement agreement and authorize the merger by December 18, 2015.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

UIL Holdings currently expects that the merger will close promptly after satisfaction or waiver of all closing conditions, including receipt of shareowner approval and all regulatory approvals, and not later than December 31, 2015.  There are no assurances that the merger will be consummated on the currently expected timetable or at all.

Further information concerning the proposed merger is included Note (C) “Regulatory Proceedings” and  in a proxy statement/prospectus contained in a registration statement on Form S-4, as amended, filed by Iberdrola USA with the SEC on July 17, 2015 in connection with the proposed merger.

Derivatives

Pursuant to Connecticut’s 2005 Energy Independence Act, PURA solicited bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between the selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, PURA required that UI and The Connecticut Light and Power Company (CL&P) execute long-term contracts with the selected resources.  In August 2007, PURA approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  UI executed two of the contracts and CL&P executed the other two contracts.  The costs or benefits of each contract will be paid by or allocated to customers and will be subject to a cost-sharing agreement between UI and CL&P pursuant to which approximately 20% of the cost or benefit is borne by or allocated to UI customers and approximately 80% is borne by or allocated to CL&P customers.

PURA has determined that costs associated with these CfDs will be fully recoverable by UI and CL&P through electric rates, and in accordance with ASC 980 “Regulated Operations,” UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815 “Derivatives and Hedging.”  For those CfDs signed by CL&P, UI records its approximate 20% portion pursuant to the cost-sharing agreement noted above.  As of September 30, 2015, UI has recorded a gross derivative asset of $31.5 million ($1.3 million of which is related to UI’s portion of the CfD signed by CL&P), a regulatory asset of $72.0 million, a gross derivative liability of $102.9 million ($65.1 million of which is related to UI’s portion of the CfD signed by CL&P) and a regulatory liability of $0.6 million. See Note (K) “Fair Value of Financial Instruments” for additional CfD information.

The gross derivative assets and liabilities as of September 30, 2015 and December 31, 2014 were as follows:

	September 30, 2015	December 31, 2014
	(In Thousands)
Gross derivative assets:
Current Assets	$10,382	$6,849
Deferred Charges and Other Assets	$21,134	$20,421

Gross derivative liabilities:
Current Liabilities	$28,206	$23,308
Noncurrent Liabilities	$74,752	$61,766

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

The unrealized gains and losses from fair value adjustments to these derivatives, which are recorded in regulatory assets or regulatory liabilities, for the three- and nine-month periods ended September 30, 2015 and 2014 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In Thousands)		(In Thousands)

Regulatory Assets - Derivative liabilities	$(3,206)	$393	$7,751	$(81,623)

Regulatory Liabilities - Derivative assets	$313	$5,079	$5,886	$(6,616)

The fluctuations in the balances of the derivatives as well as the related unrealized gains in the three- and nine-month periods ended September 30, 2015 compared to the three- and nine-month periods ended September 30, 2014 are primarily due to fluctuations in forward prices for capacity and reserves.

Equity Investments

UI is party to a 50-50 joint venture with the NRG affiliates in GenConn, which operates two peaking generation plants in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $110.3 million and $114.2 million as of September 30, 2015 and December 31, 2014, respectively.  As of September 30, 2015, there was $0.1 million of undistributed earnings from UI’s equity investment in GenConn.

UI’s pre-tax income from its equity investment in GenConn was $3.4 million and $3.5 million for the three-month periods ending September 30, 2015 and 2014, respectively.  UI’s pre-tax income from its equity investment in GenConn for each of the nine-month periods ending September 30, 2015 and 2014 was $10.3 million and $10.4 million.

Cash distributions from GenConn are reflected as either distributions of earnings or as returns of capital in the operating and investing sections of the Consolidated Statement of Cash Flows, respectively.  UI received cash distributions from GenConn of $6.0 million and $5.5 million in the three-month periods ending September 30, 2015 and 2014, respectively.  UI received cash distributions from GenConn of $14.1 million and $14.3 million in the nine-month periods ending September 30, 2015, respectively and 2014.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Regulatory Accounting

Unless otherwise stated below, all of our regulatory assets earn a return.  Our regulatory assets and liabilities as of September 30, 2015 and December 31, 2014 included the following:

	Remaining Period	September 30, 2015	December 31, 2014
		(In Thousands)
Regulatory Assets:
Unamortized redemption costs	7 to 19 years	$9,897	$10,499
Pension and other post-retirement benefit plans	(a)	201,346	201,345
Income taxes due principally to book-tax differences	(b)	168,093	164,466
Contracts for differences	(c)	72,027	64,276
Deferred transmission expense	(d)	7,620	17,387
Other	(e)	23,551	24,709
Total regulatory assets		482,534	482,682
Less current portion of regulatory assets		44,456	52,419
Regulatory Assets, Net		$438,078	$430,263

Regulatory Liabilities:
Accumulated deferred investment tax credits	29 years	$7,245	$4,319
Excess generation service charge	(f)	35,828	28,692
Middletown/Norwalk local transmission network service collections	35 years	20,398	20,828
Asset removal costs	(g)	79,625	68,789
Contracts for differences	(c)	586	6,472
Other	(e)	11,810	7,264
Total regulatory liabilities		155,492	136,364
Less current portion of regulatory liabilities		3,730	5,039
Regulatory Liabilities, Net		$151,762	$131,325

(a)	Life is dependent upon timing of final pension plan distribution; balance, which is fully offset by a corresponding asset/liability, is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits." See Note (G) “Pension and Other Benefits” for additional information.
(b)	Amortization period and/or balance vary depending on the nature and/or remaining life of the underlying assets/liabilities.
(c)	Asset life is equal to delivery term of related contracts (which vary from approximately 5 - 12 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K); amount, which does not earn a return, is fully offset by corresponding derivative asset/liability. See “-Contracts for Differences” discussion above for additional information.
(d)	Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(e)	Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities; liability amount includes decoupling ($2.0 million) and certain other amounts that are not currently earning a return.
(f)	Regulatory asset or liability which defers generation-related and nonbypassable federally mandated congestion costs or revenues for future recovery from or return to customers. Amount fluctuates based upon timing differences between revenues collected from rates and actual costs incurred.
(g)	The liability will be extinguished simultaneous with the retirement of the assets and settlement of the corresponding asset retirement obligation.

Variable Interest Entities

We have identified GenConn as a variable interest entity (VIE), which is accounted for under the equity method.  UIL Holdings is not the primary beneficiary of GenConn, as defined in ASC 810 “Consolidation,” because it shares control of all significant activities of GenConn with its joint venturer, NRG affiliates.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through CfDs, which are cost of service-based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Middletown, our exposure to loss is primarily related to the potential for unrecovered GenConn operating or future capital costs in a regulatory proceeding, the effect of which would be reflected in the carrying value of our 50% ownership position in GenConn and through “Income from Equity Investments” in UIL Holdings’ Consolidated Financial Statements.  Such exposure to loss cannot be determined at this time.  For further discussion of GenConn, see “–Equity Investments” as well as Note (C) “Regulatory Proceedings – Equity Investment in Peaking Generation.”

We have identified the selected capacity resources with which UI has CfDs as VIEs and have concluded that UI is not the primary beneficiary as UI does not have the power to direct any of the significant activities of these capacity resources.   As such, we have not consolidated the selected capacity resources.  UI’s maximum exposure to loss through these agreements is limited to the settlement amount under the CfDs as described in “–Derivatives – Contracts for Differences (CfDs)” above; however any such losses are fully recoverable through electric rates.  UI has no requirement to absorb additional losses nor has UI provided any financial or other support during the periods presented that were not previously contractually required.

We have identified the entities for which UI is required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) as VIEs.  In assessing these contracts for VIE identification and reporting purposes, we have aggregated the contracts based on similar risk characteristics and significance to UI.  UI is not the primary beneficiary as UI does not have the power to direct any of the significant activities of these entities.  UI’s exposure to loss is primarily related to the purchase and resale of the RECs, but, any losses incurred are recoverable through electric rates.  For further discussion of RECs, see Note (C) “Regulatory Proceedings – New Renewable Source Generation.”

New Accounting Pronouncements

In August 2015, the FASB issued Accounting Standards Update (ASU) 2015-13, “Derivatives and Hedging” which specifies that the use of locational marginal pricing by an independent system operator does not constitute net settlement of a forward contract for the purchase or sale of electricity and does not cause that contract to fail to meet the physical delivery criterion of the normal purchases and normal sales scope exception.  This guidance was effective upon issuance and does have an impact on UI’s financial statements.

In August 2015, the FASB issued Accounting Standards Update (ASU) 2015-14, “Revenue from Contracts with Customers” which defers the effective date of ASU 2014-09 by one year.  ASU 2014-09 requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.  We are currently evaluating the effect that adopting this new accounting guidance will have on our consolidated financial statements.

Also in August 2015, the FASB issued Accounting Standards Update (ASU) 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements” which incorporates SEC guidance into ASC 835 “Interest” that allows an entity to defer and present debt issuance costs related to line of credit arrangements as an asset and subsequently amortize such costs ratably over the term of the arrangement regardless of whether there are any outstanding borrowings on the line of credit.  This guidance is not expected to be material to UI’s financial statements.

In July 2015, the FASB issued Accounting Standards Update (ASU) 2015-11, “Inventory – Simplifying the Measurement of Inventory” which requires inventory that is measured using first-in, first-out or average cost methods to be measured using the lower of cost and net realizable value.  ASU 2015-11 is effective for interim and annual reporting periods beginning after December 15, 2016 and is to be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period.  This is not expected to be material to UI’s financial statements.

In April 2015, the FASB issued Accounting Standards Update (ASU) 2015-03, “Interest—Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs” which requires that debt issuance costs related to a recognized

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability.  ASU 2015-03 is effective for interim and annual reporting periods beginning after December 15, 2015 and is to be applied retrospectively.  Adopting this new accounting guidance will reduce both Deferred Charges and Other Assets and Long-term debt on the consolidated balance sheet.  This effect is not expected to be material to UI’s financial statements.

(B)  CAPITALIZATION

Common Stock

UI had 100 shares of common stock; no par value, outstanding as of September 30, 2015 and December 31, 2014.

Long-term Debt

On June 29, 2015, UI issued $50 million of its 4.61% Senior Notes, Series G, due June 29, 2045.  UI used the net proceeds from this long-term debt issuance to re-pay $27.5 million of pollution control refunding revenue bonds which were subject to mandatory purchase on July 1, 2015 and plans on using the remaining funds for general corporate purposes or other purposes described in its application to PURA for approval of the issuance of debt and as approved by PURA.

(C)  REGULATORY PROCEEDINGS

Proposed Merger with Iberdrola USA
As discussed in Note A “Organization and Statement of Accounting Policies”, on February 25, 2015 UI’s parent, UIL Holdings, announced that it had entered into a the Agreement with Iberdrola USA and merger sub under which Iberdrola USA will acquire UIL Holdings through a merger of UIL Holdings with and into merger sub and merger sub being the surviving corporation.  The merger remains subject to certain closing conditions, including the approval of the shareowners of UIL Holdings and regulatory approval from PURA and the DPU.  Iberdrola USA and UIL Holdings made the required filings at the PURA and the DPU seeking approval of the change in control on March 25, 2015.  On July 7, 2015, in response to the issuance of a draft decision issued by PURA, UIL Holdings and Iberdrola USA filed a letter with PURA withdrawing their pending application and terminating the proceeding.  On July 31, 2015, Iberdrola USA (and its related entities) and UIL Holdings filed a new application with PURA for approval of the change in control.

The new application includes commitments and identifies public interest benefits to meet the statutory requirements in Connecticut for approval of a change in control.  The commitments include rate credits to customers , distribution rate freezes, commitments to contribute to a clean energy fund and disaster relief and accelerated capital investment (delayed recovery in rates).  In addition, in the new application the companies commit to no change in the day-to-day management and operation of UIL Holdings’ three Connecticut utilities, to hiring 150 employees or contractors within the State of Connecticut over the next three years, to maintain  high service reliability and high levels of gas leak response, and to improve certain customer service metrics over the next three years.

The new application also proposes comprehensive “ring fencing” provisions to protect the Connecticut utilities from involuntary bankruptcy associated with potential future adverse changes in financial circumstances of Iberdrola affiliates.  These provisions include the creation of a special purpose entity with at least one independent director, dividend limitations on the Connecticut utilities where the investment grade credit rating is in jeopardy or if a minimum common equity ratio is not maintained, commitments to maintain separate books and records and a prohibition on commingling of funds.

The new application also included an agreement to negotiate a consent order with DEEP to remediate the English Station site in New Haven, Connecticut, formerly owned by UI.  On September 16, 2015, UI signed a Proposed Partial Consent Order that, when issued by the Commissioner of DEEP, and subject to the closing of the merger and other terms and conditions in the Proposed Partial Consent Order, would require UI to investigate and remediate certain environmental conditions within the perimeter of the English Station site.  Under the Proposed Partial

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Consent Order, to the extent that the cost of this investigation and remediation of the English Station site is less than $30 million, UI will remit to the State of Connecticut the difference between such cost and $30 million to be used for a public purpose as determined in the discretion of the Governor of the State of Connecticut, the Attorney General of the State of Connecticut, and the Commissioner of DEEP.  Pursuant to the Proposed Partial Consent Order, upon its issuance and subject to its terms and conditions, UI is obligated to comply with the Proposed Partial Consent Order, even if the cost of such compliance exceeds $30 million.  The State will discuss options with UI on recovering or funding any cost above $30 million such as through public funding or recovery from third parties, however it is not bound to agree to or support any means of recovery or funding.

On September 18, 2015, UIL Holdings, Iberdrola USA (including its related parties) and the OCC filed a settlement agreement with PURA that included various commitments, such as additional rate credits, in addition to those included in the July 31, 2015 application.  As part of the settlement, both OCC and UI will also withdraw their respective appeals of certain PURA decisions that are currently pending.  Hearings have been completed and a draft decision is expected on November 24, 2015 with a final decision is currently scheduled for December 9, 2015.

On October 19, 2015, UIL Holdings and Iberdrola USA (including its related parties), the Attorney General of the Commonwealth of Massachusetts and the Massachusetts Department of Energy Resources (DOER) filed a settlement agreement with the DPU that supplements, modifies and supersedes the various commitments included in the March 25, 2015 application and August 6, 2015 updated testimony.  The settlement agreement includes rate credits for Berkshire customers and funds for jobs, economic development, or alternative heating programs for municipal owned buildings, low-income and moderate income residential consumers, or residences or businesses in Berkshire’s service territory, as determined by DOER.  The settlement agreement also includes a distribution rate freeze for Berkshire, such that current distribution rates for Berkshire remain in effect, with no new distribution base rates in effect prior to June 1, 2018.  The settlement agreement includes similar local management, ring-fencing and economic commitments to those that were offered in the settlement agreement filed with PURA in Connecticut. The filing of the settlement agreement requests that the DPU approve the settlement agreement and authorize the merger by December 18, 2015.

Rates

Utilities are entitled by Connecticut statutes to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

UI’s allowed distribution return on equity established by PURA is 9.15%.  UI is required to return to customers 50% of any distribution earnings over the allowed ROE in a calendar year by means of an earnings sharing mechanism.

Power Supply Arrangements

UI has wholesale power supply agreements in place for its entire standard service load for 2015, 80% of its standard service load for the first half of 2016 and 30% of the standard serve load for the second half of 2016.  Supplier of last resort service is procured on a quarterly basis, however, from time to time there are no bidders in the procurement process for supplier of last resort service and in such cases UI manages the load directly.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and elected the “normal purchase, normal sale” exception under ASC 815 “Derivatives and Hedging.”  UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt were to fall below investment grade.  If UI’s credit rating were to decline one rating at Standard & Poor’s or two ratings at Moody’s and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings at Standard & Poor’s and three ratings at Moody’s to fall below investment grade.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty-day period immediately preceding the default notice.

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

If such an event had occurred as of September 30, 2015, UI would have had to post an aggregate of approximately $10.0 million in collateral.  UI would have been and remains able to provide that collateral.

New Renewable Source Generation

Pursuant to Connecticut law (PA 13-303), on September 19, 2013, at the direction of the Connecticut Department of Energy and Environmental Protection, (DEEP), UI entered into two contracts for energy and/or RECs from Class I renewable resources, totaling approximately 3.5% of UI’s distribution load, which were subsequently approved by PURA.  Costs of each of these agreements will be fully recoverable through electric rates.  On December 18, 2013, Allco Finance Limited, an unsuccessful bidder for such contracts, filed a complaint against DEEP in the United States District Court in Connecticut alleging that DEEP’s direction to UI and CL&P to enter into the contracts violated the Supremacy Clause of the U.S. Constitution and the Federal Power Act by setting wholesale electricity rates.  This complaint was dismissed in December 2014.  On January 2, 2015 Allco filed an appeal with the United States Court of Appeals for the Second Circuit.

Transmission

PURA decisions do not affect the revenue requirements determination for UI’s transmission business, including the applicable return on equity (ROE), which is within the jurisdiction of the FERC.  For 2015, UI is estimating an overall allowed weighted-average ROE for its transmission business in the range of 11.3% to 11.4%.  This includes the impact of the FERC orders issued in 2014 and 2015, and excludes any impacts of the reserve adjustment, both of which are discussed below.

Beginning in 2011, several New England state attorneys general, state regulatory commissions, consumer advocates, consumer groups, municipal parties and other parties filed three separate complaints with the FERC against ISO-NE and several New England transmission owners, including UI.  In the first complaint, filed in September 2011, the complainants claimed that the then current approved base ROE of 11.14% used in calculating formula rates for transmission service under the ISO-NE Open Access Transmission Tariff by the New England transmission owners was not just and reasonable and sought a reduction of the base ROE and a refund to customers for a refund period of October 1, 2011 through December 31, 2012.  In 2012 and 2014, respectively, the complainants filed claims with the FERC similarly challenging the base ROE and seeking refunds for the 15-month periods beginning December 27, 2012 and July 31, 2014, respectively.  The complainants in the third complaint also asked for a determination that the top of the zone of reasonableness caps the ROE for each individual project.  The FERC issued an order consolidating the second and third complaints and establishing hearing procedures.  The New England transmission owners petitioned FERC for a rehearing, which was denied in May 2015.  Hearings were held in June 2015 on the second and third complaints before a FERC Administrative Law Judge, relating to the refund periods and going forward.  On July 29, 2015, post-hearing briefs were filed by parties and on August 26, 2015 reply briefs were filed by parties. An initial decision by the Administrative Law Judge is expected by December 31, 2015.  On July 13, 2015, the New England transmission owners filed a petition for review of FERC’s orders establishing hearing and consolidation procedures for the second and third complaints with the U.S. Court of Appeals.

In 2014, the FERC determined that the base ROE should be set at 10.57% for the first complaint refund period and that a utility's total or maximum ROE should not exceed 11.74%.  The FERC ordered the New England transmission owners to provide refunds to customers for the first complaint refund period and set the new base ROE of 10.57% prospectively from October 16, 2014.

On March 3, 2015, the FERC issued an Order on Rehearing in the first complaint (the March Order) denying all rehearing requests from the complainants and the New England transmission owners.  On April 30, 2015, the New England transmission owners filed a petition for review of the FERC’s decisions on the first complaint with the U.S. Court of Appeals for the D.C. Circuit.  On May 1, 2015, two additional petitions for review of those FERC decisions were also filed at the D.C. Circuit by the complainants and by several customers.  The appeals of the FERC’s decisions on the first complaint have been consolidated and are currently pending before the D.C. Circuit.  UI recorded additional pre-tax reserves of $3.4 million in the first nine months of 2015 relating to the third complaint and the March Order.  As of September 30, 2015, net pre-tax reserves relating to refunds and potential refunds to

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

customers under all three claims were approximately $5.1 million and cumulative pre-tax reserves were approximately $11.5 million, of which $6.4 million has already been refunded to customers.

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (doing business as Eversource Energy), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions located in Connecticut:  (1) the Greater Springfield Reliability Project (GSRP), which was fully energized in November 2013, (2) the Interstate Reliability Project (IRP), which is expected to be placed in service in December 2015 and (3) the Central Connecticut Reliability Project (CCRP), which was reassessed as part of the Greater Hartford Central Connecticut Study (GHCC). As CL&P places assets in service, it will transfer title to certain NEEWS transmission assets to UI in proportion to UI’s investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement with UI.  Any termination of the Agreement pursuant to its terms would have no effect on the assets previously transferred to UI.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific NEEWS transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the originally proposed Connecticut portions of the NEEWS projects.  Based upon the current projected costs, UI’s investment rights in GSRP and IRP is approximately $45 million.  In February 2015, ISO-NE issued its final GHCC transmission solutions report and, in March 2015, approved the proposed plan applications.  Based on the ISO-NE reassessment of CCRP and the currently planned generation in Connecticut, UI does not anticipate making any investments in GHCC or further investment in NEEWS.

Deposits associated with NEEWS are recorded as assets at the time the deposit is made and they are reported in the ‘Other’ line item within the Deferred Charges and Other Assets section of the consolidated balance sheet.   When title to the assets is transferred to UI, the amount of the corresponding deposit is reclassified from other assets to plant-in-service on the balance sheet and shown as a non-cash investing activity in the consolidated statement of cash flows.

As of September 30, 2015, UI had made aggregate deposits of $45 million under the Agreement since its inception, with assets associated with the GSRP valued at approximately $24.6 million and assets associated with the IRP valued at approximately $20 million having been transferred to UI.  UI earned pre-tax income on deposits, net of transferred assets, of an immaterial amount and $0.5 million in the three‑month periods ended September 30, 2015 and 2014, respectively.  UI earned pre-tax income on deposits, net of transferred assets, of approximately $1.2 million in each of the nine‑month periods ended September 30, 2015 and 2014.

Other Proceedings

On November 12, 2014, PURA issued a decision in a docket addressing UI’s semi-annual Generation Services Charge (GSC), bypassable federally mandated congestion charge and the non-bypassable federally mandated congestion charge (NBFMCC) reconciliations.  PURA’s decision allowed for recovery of $7.7 million of the $11.3 million request included in UI’s filing for the reconciliation of certain revenues and expenses relating to the period from 2004 through 2013.  This resulted in UI recording a pre-tax write-off of approximately $3.8 million during the fourth quarter of 2014, which amount included the disallowed portion of UI’s request as well as additional 2014 carrying charges.

Also on November 12, 2014, PURA issued a final decision in UI’s final Competitive Transition Assessment (CTA) reconciliation proceeding which extinguished all remaining CTA balances.  In addition, the final decision allowed for the application of an approximate $8.2 million remaining CTA regulatory liability, as well as an approximate $12.0 million regulatory liability related to the Connecticut Yankee Atomic Power Company litigation against the

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

U.S. Department of Energy (DOE), against UI’s storm regulatory asset balance.  The final decision required that remaining regulatory liability balance be applied to the GSC “working capital allowance” and be returned to customers through the NBFMCC.

Because the two decisions noted above, among other things, fail to apply rate making principles on a consistent basis, UI filed appeals with the State of Connecticut Superior Court in December 2014 for both the GSC/NBFMCC and the CTA final decisions.  On February 3, 2015, PURA filed a motion to dismiss UI’s appeal of the CTA final decision.  On June 17, 2015, the Superior Court denied PURA’s motion to dismiss the CTA appeal.

UI filed a motion to stay the appeals in the two proceedings discussed above in connection with the settlement agreement filed with PURA in the change in control proceeding.  On October 12, 2015, the motions to stay were granted.  Upon PURA’s acceptance of the settlement agreement, such proceedings would be terminated.

(D)  SHORT‑TERM CREDIT ARRANGEMENTS

As of September 30, 2015, UI did not have any borrowings outstanding under the revolving credit agreement, which will expire on November 30, 2016, entered into by and among UIL Holdings and its regulated subsidiaries including UI (the Credit Facility).  Available credit under the Credit Facility at September 30, 2015 totaled $250 million for UI.  UI records borrowings under the Credit Facility as short‑term debt, but the Credit Facility provides for longer term commitments from banks allowing UI to borrow and reborrow funds, at its option, until its expiration, thus affording UI flexibility in managing its working capital requirements.

(E) INCOME TAXES

The significant portion of UI’s income tax expense, including deferred taxes, is recovered through its utility rates.  UI’s annual income tax expense and associated effective tax rate is impacted by differences in the treatment of certain transactions for book and tax purposes and by differences between the timing of deferred tax temporary difference activity and deferred tax recovery.  In accordance with ASC 740, UI uses an estimated annual effective tax rate approach to calculate interim period income tax expense for ordinary income.  UI also records separate income tax effects for significant unusual or infrequent items.  The annualized effective income tax rates for the nine-month periods ended September 30, 2015 and 2014 were 31.0% and 31.4%, respectively.  Income tax expense for the nine months of 2015 decreased $1.1 million from the nine months of 2014 due primarily lower pre-tax book income partially offset by adjustments associated with the completion of the Internal Revenue Service’s examination of income tax years 2009 through 2012.

(G)  PENSION AND OTHER BENEFITS

During the nine ended September 30, 2015, UI made pension contributions of $6.9 million. No further contributions are expected during the remainder of 2015.

The following table represents the components of net periodic benefit cost for pension and other postretirement benefits (OPEB) as well as the actuarial weighted-average assumptions used in calculating net periodic benefit cost for the three- and nine-month periods ended September 30, 2015 and 2014:

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

	Three Months Ended September 30,
	Pension Benefits		Other Post-Retirement Benefits
	2015	2014	2015	2014
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,955	$1,467	$290	$251
Interest cost	5,542	5,791	859	895
Expected return on plan assets	(7,190)	(6,968)	(462)	(454)
Amortization of prior service costs	(1)	66	13	9
Amortization of actuarial (gain) loss	4,472	3,146	266	32
Net periodic benefit cost	$4,778	$3,502	$966	$733

	Nine Months Ended September 30,
	Pension Benefits		Other Post-Retirement Benefits
	2015	2014	2015	2014
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$5,865	$4,401	$870	$753
Interest cost	16,626	17,373	2,577	2,685
Expected return on plan assets	(21,570)	(20,904)	(1,386)	(1,362)
Prior service costs	(3)	198	39	27
Actuarial (gain) loss	13,416	9,438	798	96
Net periodic benefit cost	$14,334	$10,506	$2,898	$2,199

	Three and Nine Months Ended September 30,
	Pension Benefits		Other Post-Retirement Benefits
	2015	2014	2015	2014
Discount rate	4.20%-4.30%	4.90%-5.20%	4.30%	5.20%
Average wage increase	3.80%	3.80%	N/A	N/A
Return on plan assets	8.00%	8.00%	8.00%	8.00%
Composite health care trend rate (current year)	N/A	N/A	7.00%	7.50%
Composite health care trend rate (2019 forward)	N/A	N/A	5.00%	5.00%

N/A – not applicable

(H)  RELATED PARTY TRANSACTIONS

UI received cash distributions from GenConn of $6.0 million and $5.5 million in the three-month periods ending September 30, 2015 and 2014, respectively.  UI received cash distributions from GenConn of $14.1 million and $14.3 million in the nine-month periods ending September 30, 2015, respectively and 2014.

Inter-company Transactions

UI receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings and its subsidiaries. For the nine-month periods ended September 30, 2015 and 2014, UI recorded inter-company expenses of $40.8 million and $38.5 million, respectively, which consisted primarily of operation and maintenance expenses.  Costs of the services that are allocated amongst UI and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  As of September 30, 2015 and December 31, 2014, the Balance Sheet reflects inter-company receivables of $1.5 million and $3.3 million, respectively, and inter-company payables of $9.4 million and $15.4 million, respectively.

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Dividends/Capital Contributions

If necessary, UI pays dividends via wire transfers to UIL Holdings on a quarterly basis in order to maintain its capitalization structure as allowed per PURA.  For the nine months ended September 30, 2015 and 2014, UI accrued and paid dividends to UIL Holdings of $59.7 million and $64.2 million, respectively.

(J)  COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, we are involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management’s assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss.  When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, we accrue a reserve and disclose the reserve and related matter.  We disclose material matters when losses are probable but for which an estimate cannot be reasonably estimated or when losses are not probable but are reasonably possible.  Subsequent analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.  However, given the inherent unpredictability of these legal and regulatory proceedings, we cannot assure you that our assessment of such proceedings will reflect the ultimate outcome, and an adverse outcome in certain matters could have a material adverse effect on our results of operations or cash flows.

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company, an inactive nuclear generating company (Connecticut Yankee), the carrying value of which was $0.2 million as of September 30, 2015.  Connecticut Yankee has completed the physical decommissioning of its generation facilities and is now engaged primarily in the long-term storage of its spent nuclear fuel. Connecticut Yankee collects its costs through wholesale FERC-approved rates from UI and several other New England utilities.  UI recovers these costs from its customers through electric rates.

DOE Spent Fuel Litigation

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 spent fuel and high level waste disposal contract between Connecticut Yankee and the DOE.  In September 2010, the court issued its decision and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001, which was affirmed in May 2012.  Connecticut Yankee received payment of the damage award and, in light of its ownership share, in July 2013 UI received approximately $3.8 million of such award which was credited back to customers through the CTA.

In December 2007, Connecticut Yankee filed a second set of complaints with the United States Court of Federal Claims against the DOE seeking damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In November 2013, the court issued a final judgment, which was not appealed, awarding Connecticut Yankee damages of $126.3 million.  In light of its ownership share, in September 2014, UI received approximately $12.0 million of such award which was applied, in part, against the remaining storm regulatory asset balance.  The remaining regulatory liability balance was applied to the GSC “working capital allowance” and will be returned to customers through the nonbypassable federally mandated congestion charge. See Note (C) “Regulatory Proceedings – Other Proceedings” for additional information.

In August 2013, Connecticut Yankee filed a third set of complaints with the United States Court of Federal Claims against the DOE seeking an unspecified amount of damages incurred since January 1, 2009 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In April 2015, Connecticut Yankee provided the DOE with a third set of damage claims totaling approximately $32.9 million for damages incurred from January 1, 2009 through December 31, 2012.  UI’s 9.5% ownership share would result in a receipt of approximately $3.1 million which, if awarded, would be refunded to customers.

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Environmental Matters

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, we may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, as well as additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of our subsidiaries.  Significant environmental issues known to us at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In January 2012, Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat), then and current owners of a former generation site on the Mill River in New Haven (the “English Station site”) that UI sold to Quinnipiac Energy in 2000, filed a lawsuit in federal district court in Connecticut against UI seeking, among other things: (i) an order directing UI to reimburse the plaintiffs for costs they have incurred and will incur for the testing, investigation and remediation of hazardous substances at the English Station site and (ii) an order directing UI to investigate and remediate the site.  In December 2013, Evergreen and Asnat filed a subsequent lawsuit in Connecticut state court seeking among other things: (i) remediation of the property; (ii) reimbursement of remediation costs; (iii) termination of UI’s easement rights; (iv) reimbursement for costs associated with securing the property; and (v) punitive damages.  UI believes the claims are without merit.  These lawsuits were stayed pending the disposition of mediation efforts involving the parties and certain claims relating to the English Station site.  Management cannot presently assess the potential financial impact, if any, of the pending lawsuits.  UI has not recorded a liability related to it.

On April 8, 2013, DEEP issued an administrative order addressed to UI, Evergreen Power, Asnat and others, ordering the parties to take certain actions related to investigating and remediating the English Station site.  Mediation of the matter began in the fourth quarter of 2013 and concluded unsuccessfully in April of 2015.  Hearings on the administrative order are expected to take place in late February and early March 2016.

On September 16, 2015, UI signed a Proposed Partial Consent Order that, when issued by the Commissioner of DEEP, and subject to the closing of the merger of UIL Holdings with Iberdrola USA and other terms and conditions in the Proposed Partial Consent Order, would require UI to investigate and remediate certain environmental conditions within the perimeter of the English Station site.  Under the Proposed Partial Consent Order, to the extent that the cost of this investigation and remediation is less than $30 million, UI will remit to the State of Connecticut the difference between such cost and $30 million to be used for a public purpose as determined in the discretion of the Governor of the State of Connecticut, the Attorney General of the State of Connecticut, and the Commissioner of DEEP.  Pursuant to the Proposed Partial Consent Order, upon its issuance and subject to its terms and conditions, UI would be obligated to comply with the Proposed Partial Consent Order, even if the cost of such compliance exceeds $30 million.  The State will discuss options with UI on recovering or funding any cost above $30 million such as through public funding or recovery from third parties, however it is not bound to agree to or support any means of recovery or funding.  On September 30, 2015, the Hearing Officer in DEEP’s administrative proceeding approved a Motion for Stay of further proceedings filed by DEEP, staying all proceedings on the administrative order for 120 days.  A status conference is scheduled for January 28, 2016.

With respect to transmission-related property adjacent to the New Haven Harbor Generating Station, UI performed an environmental analysis that indicated remediation expenses would be approximately $3.2 million.  UI has accrued these estimated expenses, which were recovered in transmission rates.

Middletown/Norwalk Transmission Project

The general contractor responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system filed a lawsuit in Connecticut state court on September 22, 2009.  On September 3, 2013, the court found for UI on all claims but one related to

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

certain change orders, and ordered UI to pay the general contractor approximately $1.3 million, which has since been paid.  On October 22, 2013, the general contractor filed an appeal of the trial court’s decision and on June 23, 2015, the appellate court affirmed the trial court’s judgment.  The period to file a petition for review by the Connecticut Supreme Court has passed and the case is now concluded.  UI expects to recover any amounts paid to resolve the contractor and subcontractor claims through UI’s transmission revenue requirements.

In April 2013, an affiliate of the general contractor for the Middletown/Norwalk Transmission Project, purporting to act as a shareholder on behalf of UIL Holdings, filed a complaint against the UIL Holdings Board of Directors alleging that the directors breached a fiduciary duty by failing to undertake an independent investigation in response to a letter from the affiliate asking for an investigation regarding alleged improper practices by UI in connection with the Middletown/Norwalk Transmission Project.  In October 2013, the court granted the defendants’ motion to dismiss the complaint, which dismissal was affirmed by the Connecticut Appellate Court in March 2015.  The period to file a petition for review by the Connecticut Supreme Court has passed and the case is now concluded.

(K) FAIR VALUE MEASUREMENTS

As required by ASC 820 “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth the fair value of our financial assets and liabilities, other than pension benefits and other postretirement benefits, as of September 30, 2015 and December 31, 2014.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
September 30, 2015	(In Thousands)
Assets:
Derivative assets	$-	$-	31,516	$31,516
Supplemental retirement benefit trust life insurance policies	-	8,254	-	8,254
	$-	$8,254	$31,516	$39,770

Liabilities:
Derivative liabilities	$-	$-	$102,958	$102,958
Long-term debt	-	965,626	-	965,626
	$-	$965,626	$102,958	$1,068,584

Net fair value assets/(liabilities), September 30, 2015	$-	$(957,372)	$(71,442)	$(1,028,814)

December 31, 2014
Assets:
Derivative assets	$-	$-	$27,270	$27,270
Supplemental retirement benefit trust life insurance policies	-	8,498	-	8,498
	$-	$8,498	$27,270	$35,768

Liabilities:
Derivative liabilities	$-	$-	$85,074	$85,074
Long-term debt	-	958,296	-	958,296
	$-	$958,296	$85,074	$1,043,370

Net fair value assets/(liabilities), December 31, 2014	$-	$(949,798)	$(57,804)	$(1,007,602)

Fair value measurements categorized in Level 3 of the fair value hierarchy are prepared by individuals with expertise in valuation techniques, pricing of energy and energy-related products, and accounting requirements.  The

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

derivative assets consist primarily of CfDs.  The determination of fair value of the CfDs was based on a probability-based expected cash flow analysis that was discounted at the September 30, 2015 or December 31, 2014 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  We believe this methodology provides the most reasonable estimates of the amount of future discounted cash flows associated with the CfDs.  Additionally, on a quarterly basis, we perform analytics to ensure that the fair value of the derivatives is consistent with changes, if any, in the various fair value model inputs.  Additional quantitative information about Level 3 fair value measurements is as follows:

	Unobservable Input	Range at September 30, 2015	Range at December 31, 2014

Contracts for differences	Risk of non-performance	0.31% - 0.94%	0.00% - 0.66%
	Discount rate	1.37% - 2.06%	1.65% - 2.25%
	Forward pricing ($ per MW)	$3.15 - $11.19	$3.15 - $14.59

Significant singular changes in the risk of non-performance, the discount rate or the contract term pricing would result in an inverse change in the fair value of the CfDs.

The determination of the fair value of the supplemental retirement benefit trust life insurance policies was based on quoted prices as of September 30, 2015 and December 31, 2014 in the active markets for the various funds within which the assets are held.

Long-term debt is carried at cost on the consolidated balance sheet.  The fair value of long-term debt as displayed in the table above is based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes of new issue prices and relevant credit information.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the nine-month period ended September 30, 2015.

Nine Months Ended September 30, 2015
(In Thousands)

Net derivative assets/(liabilities), December 31, 2014	$(57,804)
Unrealized gains and (losses), net	(13,638)
Net derivative assets/(liabilities), September 30, 2015	$(71,442)
Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of September 30, 2015	$(13,638)

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

The following table sets forth a reconciliation of changes in the net regulatory asset/ (liability) balances that were established to recover any unrealized gains/ (losses) associated with the CfDs for the nine-month period ended September 30, 2015.  The amounts offset the net CfDs liabilities included in the derivative liabilities detailed above.

Nine Months Ended September 30, 2015
(In Thousands)

Net regulatory assets/(liabilities), December 31, 2014	$57,804
Unrealized (gains) and losses, net	13,638
Net regulatory assets/(liabilities), September 30, 2015	$71,442